UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2019

Tyme Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38169	45-3864597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17 State Street – 7th Floor

New York, New York 10004

(Address of principal executive offices, including zip code)

(212) 461-2315

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Comment – Use of Terminology

Throughout this Current Report on Form 8-K, the terms “the Company,” “we” and “our” refer to Tyme Technologies, Inc., a Delaware corporation, together with its subsidiaries (“Tyme”).

Item 1.01 Entry Into a Material Definitive Agreement.

On March 28, 2019, Tyme entered into an underwriting agreement (the “Underwriting Agreement”) with Canaccord Genuity LLC as the representative of the underwriters named therein (the “Underwriter”), related to the registered offering (the “Offering”) of 8,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and warrants to purchase up to 8,000,000 shares of Common Stock (the “Warrants” and, together with the Shares, the “Securities”) with an exercise price of $2.00 per share at a combined purchase price of $1.50 per share of Common Stock and accompanying Warrant.

On April 2, 2019, the Offering closed and Tyme completed the sale and issuance of the Securities. The net proceeds to the Company, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, was approximately $11 million. Immediately after the closing of the Offering, there were 111,946,048 shares of Common Stock outstanding.

The warrants will be exercisable beginning six months after issuance at a price of $2.00 per share of common stock and have a term of five years commencing on the date of issuance. The exercise price of the Warrants is subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of the Company’s Common Stock. Subject to certain exceptions, if Tyme issues or sells common stock or other securities convertible into common stock during the term of the Warrants at a per share price less than the exercise price of the Warrants, the exercise price of the Warrants will be reduced to such lower sale price. In the event of a change of control of the Company or going private transaction, Tyme will purchase the Warrants for cash in accordance with a Black-Scholes option pricing model. Pursuant to the Warrants, Tyme agreed, for a period of four months after the closing of the Offering, not to sell any of its Common Stock through its “at-the-market” equity financing facility with Canaccord Genuity LLC, of which $18.0 million of availability remains under the $30 million facility.

The Underwriting Agreement contains customary representations, warranties and covenants and includes the terms and conditions for the sale of the shares by Company to the Underwriter, indemnification and contribution obligations and other terms and conditions customary in agreements of this type. The Company and its officers and directors have agreed to customary lockup periods pursuant to which they agreed, subject to certain exceptions, not to offer, pledge, sell, or purchase any Company securities for a period after the Offering closing.

The Offering was made pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-211489), which was declared effective by the U.S. Securities and Exchange Commission on August 16, 2017, a base prospectus dated August 16, 2017 and a prospectus supplement dated March 28, 2019.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 hereto and the form of Warrant is filed as Exhibit 4.1 hereto. The above descriptions are qualified in their entirety by reference to such exhibits.

Item 8.01. Other Events

The legal opinion and consent of Drinker Biddle & Reath LLP relating to the validity of the shares is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated March 28, 2019, by and between Tyme Technologies, Inc. and Canaccord Genuity LLC

4.1	Form of Warrant

5.1	Opinion of Drinker Biddle & Reath LLP

23.1	Consent of Drinker Biddle & Reath LLP (reference is made to Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Tyme Technologies, Inc.

Dated: April 2, 2019	By:	/s/ Ben R. Taylor
Ben R. Taylor, President and Chief Financial Officer